Exhibit 99.1

CTC MEDIA, INC. ANNOUNCES
COMPLETION OF CASH-OUT MERGER

Moscow, Russia — May 20, 2016 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM) today announced the completion of the merger contemplated by the previously announced agreement and plan of merger dated November 16, 2015 (the “Merger Agreement”), between the Company and CTCM Merger Sub, Inc., the Company’s wholly-owned subsidiary (“Merger Sub”). As a result of the merger, the Merger Sub has merged with and into the Company, with the Company surviving.

As previously disclosed, under the terms of the Merger Agreement, which was approved by the Company’s stockholders at a special meeting held on December 17, 2015, each of the Company’s shares of common stock issued and outstanding immediately prior to the effective time of the merger (excluding the shares held by Telcrest Investments Limited (“Telcrest”)) was cancelled and ceased to exist in exchange for the right to receive $2.0503 in cash without interest and net of any applicable withholding taxes. The total amount available for distribution was $238,972,630.40. The per share cash consideration was based on the aggregate amount of the Company’s available cash less a cash reserve of $8,796,200 that was determined by the Company’s Board of Directors to be reasonably likely to be sufficient for the Company to satisfy any liabilities, obligations, costs and expenses of the Company that were known or reasonably foreseeable, taking into account the amount of time that may be required under applicable laws before a liquidation of the Company may be effected, divided by 116,554,958 shares outstanding (excluding the shares held by Telcrest). The shares of common stock held by Telcrest remain outstanding following the merger and Telcrest is now the Company’s sole stockholder. The Company’s common stock ceased to trade on the Nasdaq Global Select Market on May 19, 2016.

Stockholders entitled to merger consideration will receive payment of such merger consideration as soon as practicable after the merger consideration is received by Computershare, the Company’s paying agent.  If such stock is held through a brokerage or other investment account, the stockholder’s merger consideration will be paid from Computershare to the operator of such brokerage or other investment account.

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For further information, please contact:

Hudson Sandler

Andrew Hayes +44 (0)20 7796 4133

About CTC Media

CTC Media, Inc. was traded on Nasdaq under the symbol “CTCM” until May 19, 2016. CTC Media, Inc. holds a 25% interest in CTC Investments, which is a leading Russian content holding.